EXHIBIT 99.1
                     THE PANDA PROJECT, INC.

                      AMENDED AND RESTATED
              NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

As amended and restated
as of November 13, 1996


        Purpose of Plan: The purpose of The Panda Project, Inc. Nonemployee Director Stock Option Plan (the "Plan") is to attract and retain the services of experienced and knowledgeable independent directors of The Panda Project, Inc., a Florida corporation (the "Corporation"), and to provide additional incentive for such directors to continue to work for the best interests of the Corporation and its stockholders through an investment interest in the future success of the Corporation.

        Administration: The Plan shall be administered by the Stock Option Committee of the Board of Directors of the Corporation (the "Committee"). Subject to the provisions of the Plan, the Committee shall grant stock options under the Plan and is authorized to interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for its administration. Interpretations and construction of any provision of the Plan by the Committee shall be final and conclusive.

        Indemnification of Committee Members: In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member has acted in bad faith; provided, however, that within sixty (60) days after receipt of notice of institution of any such action, suit or proceeding a Committee member shall offer the Corporation in writing the opportunity, at its own cost, to handle and defend the same.

        Maximum Number of Shares Subject to Plan: The maximum number of shares with respect to which options may be granted under the Plan shall be 50,000 shares in the aggregate of Common Stock of the Corporation, which may consist in whole or in part of the authorized and unissued or reacquired Common Stock of the Corporation. If an option expires or terminates for any reason without having been fully exercised, the number of shares with respect to which the option was not exercised at the time of its expiration or termination shall again become available for the grant of options under the Plan.

        The number of shares subject to each outstanding option, the number of shares subject to each option to be granted under the Plan, the option price with respect to outstanding options, and the aggregate number of shares remaining available under the Plan shall be subject to such adjustment as the Committee, in its discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation. Provided, however, that no fractional shares shall be issued pursuant to the Plan, no options may be granted under the Plan with respect to fractional shares, and any fractional shares resulting from such adjustments shall be eliminated from any outstanding option.

        Eligibility for and Grant of Options: Each member of the Board of Directors of the Corporation (the "Board") who otherwise
(i) is not presently an employee of the Corporation, (ii) is not a former employee still receiving compensation for prior services (other than benefits under a tax qualified pension plan), (iii) was not an officer of the Corporation at any time, and (iv) is not currently receiving remuneration from the Corporation in any capacity other than as a director (a "Participant") shall be eligible for the grant of stock options under the Plan. Each Participant who was serving as a member of the Board on the date the Plan was originally adopted by the Board shall automatically be granted on such date an option to purchase 5,000 shares of Common Stock of the Corporation (subject to adjustment as provided in Paragraph 4). Provided that a sufficient number of shares remain available under the Plan, each year on the date of the annual meeting of the stockholders of the Corporation there shall automatically be granted to each Participant who is serving on or elected to the Board on such date an option to purchase 4,000 shares of the Common Stock of the Corporation (subject to adjustment as provided in Paragraph 4). The options to be granted under the Plan shall be nonqualified stock options (stock options which do not constitute "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended).

        Written Agreement: Each option shall be evidenced by a written agreement which shall contain such provisions as may be approved by the Committee. Such agreements shall constitute binding contracts between the Corporation and the Participant and every Participant, upon acceptance of such agreement, shall be bound by the terms and restrictions of the Plan and of the agreement. The terms of each such agreement shall be in accordance with the Plan, but the agreement may include such additional provisions and restrictions determined by the Committee, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.

        Option Price: The price per share for which the shares covered by an option may be purchased shall be 100% of the fair market value of the shares on the date on which the option is granted.

        Payment of Option Price: At the time of the exercise in whole or in part of any option granted hereunder, payment of the option price in full in cash or in Common Stock of the Corporation shall be made by the Participant for all shares so purchased. No participant shall have any of the rights of a shareholder of the Corporation under any option until the actual issuance of shares to said Participant, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Paragraph 4.

        Exercise and Term of Options: Each option granted hereunder shall become exercisable with respect to 25% of the shares covered by the option on each of the first four anniversaries of the date of grant of the option; provided, however, that if a Participant's service as a member of the Board terminates by reason of death or disability, then an option granted to such Participant shall become exercisable in full as of the date of such termination. If not sooner terminated as provided herein, each option granted hereunder shall expire 5 years from the date of the granting thereof.

        A Participant may exercise an option, if then exercisable, in whole or in part by delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe, accompanied by full payment for the shares with respect to which the option is exercised. Except as provided in Paragraph 12, options granted to a Participant may be exercised only while the Participant is serving as a member of the Board.

        Successive options may be granted to the same Participant, whether or not the option(s) previously granted to such Participant remain unexercised. A Participant may exercise an option, if then exercisable, notwithstanding that options previously granted to such Participant remain unexercised.

        Non-transferability of Options: No option granted under the Plan to a Participant shall be transferable by such Participant otherwise than by will, or by the laws of descent and distribution, and such option shall be exercisable, during the lifetime of the Participant, only by the Participant.

        Continuation of Service: The Committee may require, in its discretion, that any Participant under the Plan to whom an option shall be granted shall agree in writing as a condition of the granting of such option to continue serving on the Board for a designated minimum period from the date of the granting of such option as shall be fixed by the Committee. Nothing contained in the Plan or in any option granted pursuant to the Plan, nor any action taken by the Committee hereunder, however, shall confer upon any Participant any right with respect to continuation of membership on the Board nor interfere in any way with the right of the Corporation to terminate such person's membership on the Board at any time.

        Termination of Service: If the membership of a Participant on the Board terminates by reason of death or disability, an option granted to such Participant may be exercised for a period of twelve months after such termination. If the membership of a Participant on the Board terminates for any reason other than death or disability, an option granted to such Participant may be exercised for a period of sixty days after such termination. In no event, however, shall an option be exercisable subsequent to its expiration date and, furthermore, an option may only be exercisable after termination of a Participant's membership on the Board to the extent exercisable on the date of such termination.

        Investment Purposes: If the Committee in its discretion determines that as a matter of law such procedure is or may be desirable, it may require a Participant, upon any acquisition of stock hereunder, to execute and deliver to the Corporation a written statement, in form satisfactory to the Committee, representing and warranting that the Participant's acquisition of shares of stock shall be for such person's own account, for investment and not with a view to the resale or distribution thereof and that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (a) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), which Registration Statement has become effective and is current with respect to the shares being offered and sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Corporation as to the availability of such exemption. The Corporation may endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant.

        Withholding Payments: If upon the exercise of an option there shall be payable by the Corporation any amount for income tax withholding, either the Corporation shall appropriately reduce the amount of stock to be issued to the Participant or the Participant shall pay such amount to the Corporation to reimburse it for such income tax withholding.

        Effectiveness of Plan: The Plan shall be effective on the date the Board adopts the Plan, provided that the shareholders of the Corporation approve the Plan within 12 months of its adoption by the Board. Options granted prior to shareholder approval of the Plan shall be subject to shareholder approval of the Plan and no option may be exercised prior to such shareholder approval.

        Termination, Duration and Amendments of Plan: The Plan may be abandoned or terminated at any time by the Board. Unless sooner terminated, the Plan shall terminate on the date ten years after its adoption by the Board, and no options may be granted thereafter. The termination of the Plan shall not affect the validity of any option outstanding on the date of termination.

        For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board shall have the right, with or without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided, however, that
(a) no such amendment or revision shall (i) increase the maximum number of shares in the aggregate which are subject to the Plan or which may be granted to Participants (subject, however, to the provisions of Paragraph 4), change the class of persons eligible to be Participants under the Plan or materially increase the benefits accruing to Participants under the Plan, without approval or ratification of the shareholders of the Corporation or (ii) alter or impair any option which shall have been previously granted under the Plan without the consent of the holder thereof, and (b) the Plan may not be amended more than once every six months, unless such amendment is permitted by Rule 16b-3(c)(2)(ii)(B) under the Securities Exchange Act of 1934, as amended, or its successor.